Exhibit 99.1

Company Contact:
Michael Selsman
Public Communications Co.
ms@publiccommunications.biz
310-553-5732

NEAH POWER SYSTEMS’ CEO PREDICTS SWIFT MOVE TO AMEX

Bothell, WA., July 17, 2009 – Dr. Chris D’Couto, President and CEO of Neah Power Systems, working with Ed Cabrera, investment banker and board member of NEAH Power Systems, Inc., (OTCBB: NPWS), the Company developing fuel cells for the military and portable electronic devices, revealed today that the Company is preparing to move up to the AMEX trading platform..

“In the last Month Neah Power has seen significant growth and completion of deliverables. During this time, the company has made two technological breakthroughs in one of the most relevant industries of the future, namely alternate energy,” Dr. D’Couto said. As part of our growth, we anticipate orders and contracts not only in the USA but around the world, and those contracts will lead to a need to finance production. As part of the overall growth and positioning of the company, Neah will work with Jesup&Lamont to be listed on the American Exchange.”

Cabrera is the Executive Managing Director of New York-based Jesup & Lamont, one of the largest broker-dealers in the rapidly-growing South of the United States, with over 340 financial consultants in 48 retail offices and 6 institutional desks that trade for over 800 institutional clients throughout the world. Cabrera is Head of Investment Banking He has worked on Wall Street for over 20 years as an investment banker, equity analyst, market strategist and portfolio manager at Merrill Lynch, where for 11 years, he was Managing Director and Head of Latin America, building the top ranked team for the region, according to Greenwich Associate surveys and Latin Finance magazine polls.  He was selected for the 2000 Millennium edition of Who's Who in Finance and has been named to the All-America team by Institutional Investor for the quality of his work.

About NEAH Power

NEAH Power Systems, Inc. (NPWS) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes.  Further company information can be found at www.neahpower.com

Forward-Looking Statements
This press release contains forward looking statements and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Factors that might cause such material difference include, among others, our limited operating history, potential research and prototype delays, difficulties in developing and commercializing new technologies.